Exhibit 10.37

LEGALZOOM.COM, INC.

February 15, 2007

To: John Suh

RE: OFFER LETTER OF EMPLOYMENT

LegalZoom.com, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1.              POSITION. You will serve in the full time position of Chief Executive Officer reporting to the Board of Directors.

2.              DUTIES. You shall have such powers and duties which are customarily associated with the position of Chief Executive Officer. In addition, if requested and properly elected, you shall serve on the Company’s Board of Directors. You shall use your best efforts to advance the best interests of the Company.

3.              CASH CONSIDERATION. The Company will pay you a salary at the rate of $200,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

4.              PERFORMANCE BONUS. The Company believes in pay-for performance and, as such, we offer you a potential target bonus of up to 2% of the Company’s EBITDA for 2007, based on the individual goals subsequently agreed to by you and the Compensation Committee of the Board of Directors. The individual goals are to be determined in writing within the first 30 days of employment. In subsequent years, the targeted cash bonus shall be equal to approximately $200,000. Both parties may mutually agree to amend the performance goals from time to time as dictated by business need.

5.              EQUITY-BASED COMPENSATION. You will receive options to purchase 742,000 shares of the Company’s common stock (the “Option”). The price per share will be determined by the Board, based on the fair market value of the common stock on the date of grant. The Option will be subject to the terms and conditions of the Company’s Stock Option Plan. You will vest these option shares on a monthly basis over 48 months, beginning the date you commence employment as CEO, as will be more fully set forth in a stock option agreement entered into pursuant to the stock option plan. Your right to receive new equity incentives in the future will be determined and approved by the Board of Directors in connection with ongoing executive compensation reviews.

6.              EMPLOYEE BENEFITS. As a regular employee of the Company, you will be eligible to participate in a number of the Company-sponsored benefits including paid vacation (three weeks initially), all in accordance with the Company’s policies as in effect from time to time. In addition, you will be covered under the Company’s health insurance programs, and any 401(k) plan adopted by the Company. The Company will reimburse you for all cost of your professional licensing and any professional organizations. In accordance with the Company’s generally applicable policies, you will be reimbursed for all reasonable travel and business expenses incurred by you in connection with your employment duties. All coverage will be initiated on your start date (see below).

7.              TERMINATION AND RESIGNATION FOR GOOD REASON. Employment may be terminated by the Company:

a.              for cause, as defined, in which case you shall be entitled to receive only your base salary through the date of termination;

b.              without cause, in which case you shall be entitled to receive (i) continuation of your base salary for 12 months, and (ii) one year of coverage under the Company’s health insurance programs; provided, however, that in such case you will be asked to sign a full release of the Company from any employment related claims as a condition precedent to receiving such termination benefits;

c.               upon death or long-term disability, in which case you shall be entitled to receive only your base salary through the date of termination.

d.              In the event that you resign for good reason, you shall receive (i) continuation of your base salary for one year, (b) any bonus earned and/or accrued through the date of termination, (c) twelve month acceleration of the unvested stock options, and (d) one year of coverage under the Company’s health insurance programs; provided, however, that in such case you will be asked to sign a full release of the Company \from any employment related claims as a condition precedent to receiving such termination benefits.

For the purposes of this Agreement, “Cause” shall mean: (i) your willful, intentional or grossly negligent failure to perform his duties under this Agreement diligently and in accordance with the directions of the Board of Directors; (ii) admission or final conviction of (or plea of guilty, nolo contendere or similar effect to) a misdemeanor materially adversely affecting the Company or of any felony; (iii) your commission of an act of fraud against, or your material misappropriation of property belonging to, the Company; or (iv) any material breach by you of any provision of this Agreement that is not remedied by you within 30 days of your receipt of written notice from the Company, which notice shall include a detailed and specific description of the alleged material breach or breaches.

“Good Reason” includes a breach by the Company of its obligations hereunder, a significant reduction of your duties, title or authority, or any requirement or suggestion that you violate your professional ethics.

If your employment with the Company is terminated for any reason, and at the time of such termination you are serving on the Company’s Board of Directors, you shall resign your position on the Company’s Board of Directors effective no later than the effective date of the termination of your employment with the Company.

8.              CHANGE OF CONTROL. For the purposes of this Agreement, a “Change of Control Event” shall be the occurrence of a single shareholder (or beneficial owner) acquiring over 50% of the then outstanding ordinary shares (or securities convertible into over 50% of the then outstanding ordinary shares) of the Company. In the event of your position being eliminated or your responsibilities materially reduced within twelve months of a “Change of Control Event”, you shall be entitled to: (i) severance payment equal to one year of your base salary, and (ii) 100% acceleration of the unvested stock options.

9.              INITIAL PUBLIC OFFERING. Should the Company complete a Qualified IPO, you will receive a one year acceleration of options and a cash bonus of $100,000. A “Qualified IPO” shall be defined in the Company’s Articles of Incorporation.

10.       INDEMNIFICATION. To the fullest extent permitted by the Company’s charter documents and applicable law, the Company agrees to defend and indemnify you and hold you harmless against any liability that you incur within the scope of your employment with the Company. The Company will use reasonable efforts to purchase and maintain Directors’ and Officers’ liability insurance.

11.       OUTSIDE ACTIVITIES. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company, which consent shall not be unreasonably withheld. While you render services to the Company, you also will not assist any person or entity in competing with the

Company, in preparing to compete with the Company in hiring any employees or consultants of the Company. The Company currently understands you are a partial owner and Board Member of Expel Industries, a venture that does not directly or indirectly compete with the Company. The Company makes an exception under this paragraph to allow your participation in Expel as set forth in the preceding sentence.

If your employment is terminated and you become employed by any other company in the attorney matching, legal content or self-help legal industry, then any options that you hold shall be immediately terminated, and you shall grant an option to the Company to sell all of your shares in the Company at a price of $.01 per share.

12.       WITHHOLDING TAXES. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

13.       ENTIRE AGREEMENT. Except as set forth herein, this letter agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company. If the Company deems it necessary or advisable following the reverse merger, you agree to enter into a subsequent agreement with the Company on substantially the same terms as this Agreement, to supersede and replace this Agreement.

14.       AMENDMENT OR WAIVER. This Agreement cannot be changed, modified or amended without the consent in writing of both you and the Company. No waiver by either you or the Company at any time of any breach by the other party of any condition or provision of the Agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same or at any prior or subsequent time. Any waiver must be in writing and signed by you or an authorized officer of the Company.

15.       SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. If any particular provision is prohibited by law in a particular jurisdiction, then you and the Company agree that such particular provision shall not be enforceable in that jurisdiction only.

16.       GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California without reference to principles of conflict of laws.

We hope that you will find the above terms acceptable. You may indicate your agreement with these terms by signing and dating the enclosed letter agreement and returning it to me. By signing this letter agreement, you reconfirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

Very truly yours,

LEGALZOOM.COM, INC.

/s/ Brian Liu
By: Brian Liu, Chairman

I have read and accept and agree to the above terms of employment:

/s/ John Suh
John Suh

FIRST AMENDMENT TO THE OFFER OF EMPLOYMENT LETTER AGREEMENT

This First Amendment (this “Amendment”) to that certain Offer of Employment Letter Agreement by and between John Suh (“Executive”) and LegalZoom.com, Inc., a Delaware corporation (the “Company”) dated February 15, 2007 (the “Employment Agreement”) is made and entered into as of April 20, 2010. All capitalized terms not defined herein shall have the same meaning respectively assigned to them under the Employment Agreement.

RECITALS

A.                                    On November 1, 2005, the Company and Executive entered into the Employment Agreement.

B.                                    The parties wish to amend Section 8 of the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.                                      Section 8 of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

“CHANGE OF CONTROL. In the event of the Termination of your employment with the Company upon or within the twelve (12) month period following a Change of Control, (i) this Section 8 shall control with respect to your benefits related to your base salary and stock options granted, restricted stock, stock appreciation rights and stock units, (ii) you shall be entitled to receive a severance payment equal to one (1) year of your base salary, and (ii) all outstanding stock options granted, restricted stock, stock appreciation rights and stock units issued by the Company to you prior to the Change of Control shall have their vesting fully accelerated so as to be 100% vested immediately prior to the Termination; provided that, as a condition precedent to receiving such benefits, you shall sign a full release of the Company (and the acquiring company, if requested) from any claims.

For the purposes of this Agreement, “Change of Control” shall mean any of the following events:

a)                                          any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty (50%) or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then-outstanding securities;

b)                                          the Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

c)                                      the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction, or series of related transactions, having similar effect);

d)                                     the dissolution or liquidation of the Company; or

e)                                      any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

For the purposes of this Agreement, “Termination” shall mean termination of employment with the Company due to any of the following:

a)                                          actual termination of your employment by the Company without Cause;

b)                                          your resignation due to material diminution of the position or responsibility held by you;

c)                                           your resignation due to any reduction in your salary, bonus and other compensation due to you hereunder; or

d)                                          your resignation due to a Company requirement that you relocate to a new job location of 50 miles or more from the then-current office location.”

2.                                      Except as otherwise provided herein, all other terms and conditions of the Employment Agreement will remain in full force and effect.

[Signature Page to Follow.]

IN WITNESS WHEREOF, the Company and Executive have caused this Amendment to be executed and delivered the date first above written.

“Company”

LEGALZOOM.COM, Inc.

/s/ Frank Monestere
Name:	Frank Monestere
Title:	President & COO

“Executive”

/s/ John Suh
John Suh